Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 filed by Givemepower Corporation. (the “Registrant”) of our report dated April 14, 2021, relating to the audit of the financial statements for the period ending December 31, 2020 of the Registrant, which includes an explanatory paragraph as to the Registrant’s ability to continue as a going concern, and the reference to our firm under the caption “Experts” in the Registration Statement.

/Sd/ M.S. Madhava Rao
M. S. Madhava Rao, Chartered Accountant
Bangalore, India
July 21, 2021